ADMINISTRATION AGREEMENT

      AGREEMENT made as of January ___, 2002, by and between MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES, a Massachusetts business trust (the "Fund"), and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Administrator").

                                   WITNESSETH:

      WHEREAS, the Fund is engaged in business as an open-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Fund is comprised of separate series (each, a "Series"), each of which pursues its investment objective through separate investment policies; and

      WHEREAS, each Series is or may become one of the "feeder" funds for and invests all of its assets in a corresponding series of Master Funds For Institutions Series Trust, which serves as a "master" portfolio and has the same investment objective and policies as the Series; and

      WHEREAS, with respect to each Series that becomes such a feeder fund and is set forth on Exhibit A hereto, as such Exhibit may be revised from time to time (each, a "Feeder Series"), the Fund desires to retain the Administrator to provide management and administrative services to the Fund, on behalf of the Feeder Series, in the manner and on the terms hereinafter set forth; and

      WHEREAS,   the   Administrator  is  willing  to  provide   management  and
administrative services to the Fund, on behalf of the Feeder Series, on the terms and conditions hereinafter set forth;
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      NOW,  THEREFORE,  in  consideration  of the  premises  and  the  covenants hereinafter contained, the Fund and the Administrator hereby agree as follows:

                                   ARTICLE I
                           DUTIES OF THE ADMINISTRATOR

      The Fund hereby employs the Administrator to act as a manager and administrator with respect to each Feeder Series and to furnish, or arrange for affiliates to furnish, the management and administrative services described below, subject to review by and the overall control of the Board of Trustees of the Fund (the "Trustees"), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Administrator and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

      Management Services. The Administrator shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of each Feeder Series, including administering shareholder accounts and handling shareholder relations. The Administrator shall provide the Fund, with respect to each Feeder Series, with office space, facilities, equipment and necessary personnel and such other services as the Administrator, subject to review by the Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, with respect to each Feeder Series, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in


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any such other capacity deemed to be necessary or desirable.  The  Administrator shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

      (a) The Administrator. The Administrator assumes and shall pay, or cause its affiliate to pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide the office space, facilities and necessary personnel which it is obligated to provided under Article I hereof. The Administrator shall pay, or cause its affiliate to pay, compensation of all officers of the Fund and all Trustees of the Fund who are affiliated persons of the Administrator or of an affiliate of the Administrator.

      (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses paid by the distributor of the
Fund's shares (the "Distributor")), including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, shareholder reports, prospectuses and statements of additional information, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator, or of an affiliate of the Administrator, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Fund. It also is understood that the Fund will reimburse the Administrator for its costs in providing accounting services to


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the Fund. The Distributor  will pay certain of the expenses of the Fund incurred in connection with the continuous offering of shares of beneficial interest in the Fund.

                                  ARTICLE III
                        COMPENSATION OF THE ADMINISTRATOR

      Administrative Fees. For the services rendered, the facilities furnished and expenses assumed by the Administrator, the Fund shall pay to the
Administrator at the end of each calendar month a fee based upon the average daily value of the net assets of each Feeder Series, as determined and computed in accordance with the description of the determination of net asset value contained in the prospectus and statement of additional information of the Fund, at the annual rate set forth opposite the Feeder Series' name on Exhibit A hereto, commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Administrator's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above. During any period when the determination of the net asset value of a Feeder Series is suspended by the Trustees, the net asset value of a share of such Feeder Series as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value of such Feeder Series at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                  LIMITATION OF LIABILITY OF THE ADMINISTRATOR

      The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the management and administration of the Fund or


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any Feeder Series, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and partners, shareholders, directors, officers and employees of the Administrator and such affiliates.

                                   ARTICLE V
                         ACTIVITIES OF THE ADMINISTRATOR

      The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners and shareholders or otherwise, and that the Administrator and directors, officers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI
                   DURATION AND TERMINATION OF THIS AGREEMENT

      As to each Feeder Series, this Agreement shall become effective as of the date indicated for that Feeder Series on Exhibit A hereto and shall remain in force for two years thereafter and thereafter shall continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Feeder Series, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.


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      As to each Feeder  Series,  this  Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by the vote of a majority
of  the  outstanding   voting  securities  of  the  Feeder  Series,  or  by  the
Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate, as to the relevant Feeder Series, in the event of its assignment.

                                  ARTICLE VII
                          AMENDMENTS OF THIS AGREEMENT

      This Agreement may be amended by the parties only if such amendment is specifically approved by a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII
                          DEFINITIONS OF CERTAIN TERMS

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX
                                  GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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                                   ARTICLE X
                      LIMITATION OF LIABILITY OF TRUSTEES,
                  SHAREHOLDERS, OFFICERS, EMPLOYEES AND AGENTS

      The Fund's Declaration of Trust, dated May 7, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Funds For Institutions Series" refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund but the Fund property only shall be liable.


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      IN WITNESS  WHEREOF,  the parties  hereto have executed and delivered this
Agreement as of the date first above written.

                                       MERRILL LYNCH FUNDS FOR
                                         INSTITUTIONS SERIES

                                       By:
                                          -------------------------------
                                          Title:

                                       FUND ASSET MANAGEMENT, L.P.

                                       By: Princeton Services, Inc.,
                                           General Partner

                                       By:
                                          -------------------------------
                                          Title:


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                                    EXHIBIT A

                                         Annual Fee
                                       as a Percentage
                                      of Average Daily
Name of Series                           Net Assets            Effective Date
--------------                           ----------            --------------
Premier Institutional Fund                   .10%             January __, 2002
Institutional Fund                           .15%             January __, 2002
Institutional Tax-Exempt Fund                .15%             January __, 2002